CRIIMI MAE INC.

                              ARTICLES OF AMENDMENT


         CRIIMI MAE Inc., a Maryland Corporation having its principal office in Rockville, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT") that:

         FIRST: Exhibit B to the Articles of Amendment and Restatement of the Corporation in respect of the Series E Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series E Preferred Stock"), as filed with the SDAT on April 17, 2001, is hereby amended by deleting Section 9(a)(ii) of Exhibit B in its entirety and inserting in lieu thereof the following:

         "(ii) Notwithstanding anything in this Section 9(a) to the contrary, the holders of the Series E Preferred Stock shall not be permitted to convert (A) more than 50,750 shares (or less than 1,000 shares at any one time) of Series E Preferred Stock during any twenty-one (21) consecutive Trading Days, or (B) any shares of Series E Preferred Stock into shares of Common Stock if such conversion would result in the holder of Series E Preferred Stock requesting such conversion owning 5% or more of the Corporation's then outstanding Common Stock; provided, however, that upon receipt of the prior written consent of the Corporation (which consent may be withheld by the Corporation in its sole discretion) and if consistent with and otherwise permitted by the Corporation's Charter, the holder of Series E Preferred Stock may convert shares of Series E Preferred Stock such that the holder of Series E Preferred Stock owns 5% or more but less than 9.8% of the Corporation's then outstanding Common Stock for such period of time as is provided in the written consent.

         SECOND: These Articles of Amendment and amendments provided for herein were declared advisable and approved by the board of directors of the Corporation by board resolution adopted at a meeting duly called and held on July 2, 2001 and were approved by the sole stockholder of the Series E Preferred Stock, the only class or series of stock of the Corporation entitled to vote on these Articles of Amendment and amendments provided for herein, by unanimous written consent dated effective July 2, 2001.



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     IN WITNESS WHEREOF,  CRIIMI MAE Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and attested by its Vice President/Assistant Secretary on October 26, 2001.

                                              CRIIMI MAE INC.



                                              /s/William B. Dockser
                                              -------------------------------
                                              William B. Dockser
                                              Chairman


ATTEST:



/s/Susan B. Railey
-----------------------------------
Susan B. Railey
Vice President/Assistant Secretary


         THE UNDERSIGNED, Chairman of CRIIMI MAE Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                            /s/William B. Dockser
                                            --------------------------
                                            William B. Dockser
                                            Chairman